Exhibit 99.8

KCM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we”, “us”, “our” and “the Company” refer to the business and operations of KCM prior to the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes and other information included elsewhere in this proxy statement/consent solicitation statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward — Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

KCM, established in 2021, specializes in the manufacture and sale of NdFeb powder for NdFeb permanent magnets. The Company is one of the companies operating NdFeb powder manufacture in South Korea. The Company offers diverse types of NdFeb powder with different magnetic characteristics. The Company is headquartered in Gunsan, South Korea and production takes place at headquarter.

KCM specializes in the production and supply of NdFeB powder derived from rare earth elements. Neodymium is recognized as one of the ten strategic critical minerals designated by the South Korean Ministry of Trade, Industry and Energy, playing a crucial role in advanced industries.

The Company utilizes rare earth NdPr Oxide as its primary raw material and maintains an annual production capacity of approximately 192 tons. KCM’s products serve as essential components in permanent magnets used in electric vehicles, wind turbines, and various household appliances. These products are supplied to a diverse range of domestic and international manufacturers. Notably, the Company provides neodymium permanent magnet components to customers which supplies to major automotive companies such as Hyundai and Kia for their electric vehicles, as well as to LG Electronics and other global home appliance manufacturers.

By supplying materials based on neodymium, a critical mineral, KCM plays a vital role in the global industrial ecosystem. The Company contributes significantly to the stable supply of this strategically important resource, thereby supporting the sustainability and growth of various high-tech industries.

Segments

Although there are no sector managers who are held accountable for operating and financial results or the product and service mix by sector, the Company offers multiple products, and the Chief Executive Officer of the Company, who has been determined to be the CODM, manages the Company as a whole and makes decisions at the top level.

Components of Results of Operations

Revenue

The Company manufactures Neodymium powder (“NdFeb Powder”) for Neodymium magnets which are used in manufacturing of household appliances and cars. The Company’s main products are NdFeb bonded powders with different types of magnetic characteristics. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products.

Cost of sales

Costs of sales represent all direct and indirect costs associated with the manufacture of our products. Cost of goods sold consists primarily of direct costs associated with inventory and delivery of the Company’s goods, including freight costs. Cost of sales also includes inventory impairment, allocated personnel-related expenses and allocated facilities and overhead costs.

Other operating income and expense

Other operating income primarily consists of government grants and other operating expense primarily includes loss on disposal of assets.

Selling, general, and administrative expenses

Selling, general and administrative expenses consist of corporate service functions such as finance expense, legal, human resources and information technology, as well as rent, utilities, depreciation, amortization and insurance costs.

Other non-operating income and expenses Interest income

Interest income includes realized gains from short-term financial instruments and plan assets of the defined severance plan.

Interest expense

Interest expense consists of interest incurred on debts, finance lease liabilities and defined severance benefit obligations.

Gain (loss) on foreign currency

It consists of gain (loss) on translation and transaction of monetary assets and liabilities denominated in foreign currencies.

Gain (loss) on financial instruments

The Company adopted a fair value option to measure the convertible debt and its changes in fair value are recognized as gain (loss) on financial instruments.

Results of Operations for the Nine Months Ended September 30, 2025 and 2024 (in thousands, except as otherwise noted)

The following table provides our operating results for the periods indicated and percentage of revenue for each line item.

	Nine Months Ended September 30,
	2025		2024		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenues	969	100.0	43	100.0	926	2,136.5
Cost of Sales	(1,260)	(130.1)	(436)	(1,007.3)	(824)	188.9
Other operating income and losses, net	—	—	23	53.9	(23)	(100.0)
Selling, general and administrative expenses	(280)	(28.9)	(382)	(882.4)	102	(26.8)
Operating income (loss)	(571)	(59.0)	(752)	(1,735.8)	181	(24.0)
Other non-operating income and losses, net	(317)	(32.7)	(167)	(384.6)	(150)	90.1
Income taxes (benefit)*	—	—	—	—	—	—
Net income (loss) from operations	(888)	(91.6)	(919)	(2,120.3)	31	(3.3)

*	not meaningful

Overall Operating result

The Company generated total revenues of $969 thousand for the nine months ended September 30, 2025, reflecting an increase compared to the corresponding period in 2024. The Company incurred an operating loss of $571 thousand for the nine months ended September 30, 2025, primarily due to the nature of the Company’s current cost structure in manufacturing. The cost of sales and selling, general, and administrative expenses largely consist of fixed-cost items such as labor-related expenses and depreciation. Operating profit increased by approximately 24% due to the resumption of operations during current period. While business performance in 2024 and 2025 has been temporarily subdued, the Company expects a recovery in the near term.

Revenues

Net revenues were $969 thousand for the nine months ended September 30, 2025, compared to $43 thousand for the nine months ended September 30, 2024. All revenues in both periods relate to merchandise and other ancillary revenue streams. Sales during the nine months of 2025 rose by approximately $926 thousand compared to the same period in 2024.

Cost of sales

This was primarily due to an increase in product sales for the nine months ended September 30, 2025. The product sales for the nine months ended September 30, 2025 are 33,200kg while there was no sale for the nine months ended September 30, 2024. The cost of goods sold for the nine months ended September 30, 2024 was mainly incurred as a result of inventory valuation losses.

Other operating income and losses, net

Other operating income and losses, net, were nil for the nine months ended September 30, 2025, as compared to $23 thousand for the nine months ended September 30, 2024. The other operating income for the nine months ended September, 2024 consists of a gain from government grants, and a loss from the disposal of a vehicle. For the nine months ended September 30, 2025, no such income and losses occurred.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses were $280 thousand for the nine months ended September 30, 2025, as compared to $382 thousand for the corresponding period in 2024, a decrease of $102 thousand or 26.8%. Company’s SG&A expenses mostly consist of fixed cost items such as labor costs, depreciation and taxes and due. The actual SG&A expenses for the nine months ended September 30, 2025 decreased compared to the corresponding period in 2024, due to decrease in salary payments, and also legal fees for the compensation for Damages related to the purchase of raw materials were not yet incurred for the nine months ended September 30, 2025, compared to the corresponding period in 2024, resulting in a slight decrease in SG&A expenses.

Interest expense

Interest expense was $98 thousand for the nine months ended September 30, 2025, as compared to $87 thousand for the nine months ended September 30, 2024, an increase of $11 thousand, or 13%. The increase in interest expenses is attributable to the rise in outstanding borrowings. During the nine months ended September 30, 2025, average borrowings decreased by $25 thousand compared to the nine months ended September 30, 2024.

Loss on financial instruments

Loss on financial instruments was $326 thousand for the nine months ended September 30. This occurred entirely due to changes in the fair value of the convertible debt.

Results of Operations for the Years Ended December 31, 2024 and 2023 (in thousands, except as otherwise noted)

The following table provides our operating results for the periods indicated and percentage of revenue for each line item.

	Year Ended December 31,
	2024		2023		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenues	116	100.0	1,623	100.0	(1,507)	(92.9)
Cost of Sales	(962)	(829.2)	(1,369)	(84.3)	407	(29.7)
Other operating income and losses, net	53	46.2	275	16.9	(222)	(80.5)
Selling, general and administrative expenses	(493)	(425.4)	(511)	(31.5)	18	(3.5)
Operating income (loss)	(1,286)	(1,108.4)	18	1.1	(1,304)	(7,359.7)
Other non-operating income and losses, net	(243)	(209.8)	(196)	(12.1)	(47)	24.3
Income taxes (benefit)*	2	1.5	(4)	(0.2)	6	(145.2)
Net income (loss) from operations	(1,531)	(1,319.7)	(174)	(10.7)	(1,357)	778.8

*	not meaningful

Overall Operating result

The Company generated total revenues of $116 thousand for the year ended December 31, 2024, reflecting a decrease compared to the corresponding period in 2023. The Company incurred an operating loss of $1,286 thousand for the year ended December 31, 2024, and the operating margin significantly declined in 2024 primarily due to the nature of the Company’s cost structure in manufacturing. The cost of sales and selling, general, and administrative expenses largely consist of fixed-cost items such as labor-related expenses and depreciation. Despite a significant decline in product sales revenue due to lower selling prices during this period, these fixed costs continued to be incurred, resulting in a decrease in operating profit. While business performance in 2024 has been temporarily subdued, the Company expects a recovery in the near term.

Revenues

Revenues were $116 thousand for the year ended December 31, 2024, as compared to $1,623 thousand for the year ended December 31, 2023, a decrease of $1,507 thousand. This was primarily due to the decrease in the price of rare earth raw materials in 2024 as the selling price of NdFeb Powder fell below its production cost. The Company has temporarily suspended the sale of NdFeb Powder in 2024.

Cost of sales

Cost of sales was $962 thousand for the year ended December 31, 2024, as compared to $1,369 thousand for the year ended December 31, 2023, a decrease of $407 thousand. This was primarily due to a decrease in total input costs and sales volume. This reduction is attributed to a decrease in total input costs of $1,037 thousand, while sales of finished goods in 2024 declined by 95.5% compared to 2023. The cost of goods sold decreased by $407 thousand, which is due to a temporary absence of product sales for the year ended December 31, 2024. The cost of goods sold was mainly incurred as a result of inventory valuation losses.

Other operating income and losses, net

Other operating income and losses, net, were $53 thousand for the year ended December 31, 2024, as compared to $275 thousand for the year ended December 31, 2023, a decrease of $222 thousand, or 80.5%. The other operating income for the year ended December 31, 2023 consists of a gain from the disposal of tangible assets (land and machinery), from government grants, and by scrap sales, with no losses recorded. However, for the year ended December 31, 2024, other operating income and losses, net, included $61 thousand from government grants and $8 thousand losses on the disposal of assets resulting from the sale of a vehicle and a building, leading to a decrease in other operating income and losses, net.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses were $493 thousand for the year ended December 31, 2024, as compared to $511 thousand for the corresponding period in 2023, a decrease of $18 thousand. This was primarily due to the exchange rate effect (an increase in the average exchange rate for the year ended December 31, 2024 compared to the corresponding period in 2023). Most of Company’s SG&A expenses consist of fixed cost items such as labor costs, depreciation and tax expense (mostly pension contributions). For the year ended December 31, 2024, actual SG&A expenses decreased compared to the same period in 2023. Although depreciation costs for right-of-use assets and service fees paid to accounting firms for IPO preparation increased, the overall decline in salaries and bonuses had a greater offsetting effect, leading to a reduction in total SG&A expenses.

Interest expense

Interest expense was $127 thousand for the year ended December 31, 2024, as compared to $122 thousand for the year ended December 31, 2023, an increase of $5 thousand, or 4%. During the year ended December 31, 2024, there was an additional net borrowing of $508 thousand, but there only was an increase of $114 thousand in the debt balance (excluding convertible debt) compared to the end of 2023, due to the depreciation of the KRW.

Loss on financial instruments

Loss on financial instruments was $141 thousand for the year ended December 31, 2024, as compared to loss of $80 thousand for the year ended December 31, 2023. This occurred entirely due to changes in the fair value of the convertible debt.

Liquidity and Capital Resources (in thousands, except as otherwise noted)

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our business is capital intensive and requires substantial expenditure for, among other things, the purchase and maintenance of equipment used in our operations, and to remain in compliance with environmental laws. Our short-term and long-term liquidity needs arise primarily from working capital requirements, capital expenditures, including expansion projects and principal and interest payments related to our outstanding indebtedness. The Company plans to continue to fund its operations through its existing cash and cash equivalents, as well as through future equity offerings, debt financing, other third-party funding, and operational cash flow. Our liquidity as of September 30, 2025, and December 31, 2024, is as follows:

($ in thousands)	September 30, 2025	December 31, 2024
Cash and cash equivalents	18	5
Working capital	(1,230)	750

Our future liquidity requirements will depend on many factors, including funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. We expect to satisfy our liquidity requirements through cash on hand, cash generated from the operations and additional financing. During the nine months ended September 30, 2025, we raised approximately $126 thousand in additional capital financing.

Cash Flows

Cash flows associated with operating, investing, and financing activities for the nine months ended September 30, 2025 and 2024, are summarized as follows:

	Nine Months Ended September 30,		Change
($ in thousands)	2025	2024	($)	(%)
Net cash provided by operating activities	90	(644)	734	(114.0)
Net cash provided by investing™ activities	(1)	152	(153)	(100.7)
Net cash provided by financing activities	(75)	402	(477)	(118.7)
Net (decrease)/increase in cash and cash equivalents	14	(90)	104	(115.6)

Net Cash Provided by (Used in) Operating Activities

Cash flows provided by operating activities were $90 thousand for the nine months ended September 30, 2025, as compared to ($644) thousand for the nine months ended September 30, 2024, an increase of cash inflow amounting to $734 thousand. The change is primarily related to an increase in net cash inflow from changes in operating assets of $409 thousand. That net cash inflow from changes in operating assets is primarily related to an increase in inventory assets of $922 thousand.

Net Cash (Used in) Provided by Investing Activities

Cash flows used in investing activities were $1 thousand for the nine months ended September 30, 2025, as compared to $152 thousand cash inflows for the nine months ended September 30, 2024, a decreased inflow of $153 thousand. The decrease is primarily related to a decrease in cash inflows of $170 thousand from disposal of short-term financial instruments, a decrease in cash outflows of $30 thousand from acquisition of short-term financial instruments and a decrease in cash outflows of $47 thousand from acquisition of property, plant and equipment, respectively.

Net Cash (Used in) Provided by Financing Activities

Cash flows used in financing activities were $75 thousand for the nine months ended September 30, 2025, as compared to $402 thousand cash inflows for the nine months ended September 30, 2024, a decrease of $477 thousand cash inflows. The decrease is primarily related to a decrease in cash inflows of $301 thousand from short-term borrowings, an increase in cash outflows of $87 thousand from repayment of short-term borrowings and an increase in cash outflows of $92 thousand from repayment of long-term borrowings.

Cash flows associated with operating, investing, and financing activities for the year ended December 31, 2024 and 2023, are summarized as follows:

	Year Ended December 31		Change
($ in thousands)	2024	2023	($)	(%)
Net cash used in operating activities	(735)	(1,839)	1,104	(60.0)
Net cash provided by investing activities	151	855	(704)	(82.3)
Net cash provided by financing activities	483	680	(197)	(29.0)
Net (decrease)/increase in cash and cash equivalents	(101)	(304)	203	(66.8)

Net Cash Used in Operating Activities

Cash flows used in operating activities were $735 thousand for the year ended December 31, 2024, as compared to $1,839 thousand for the year ended December 31, 2023, a decrease of outflows amounting to $1,104 thousand. The change is primarily related to a decrease in net income of $1,095 thousand and an increase in net cash inflow from changes in operating assets of $918 thousand. That net cash inflow from changes is primarily related to an increase in inventory assets of $348 thousand and a decrease in accounts payable of $364 thousand.

Net Cash Provided by Investing Activities

Cash flows provided by investing activities were $151 thousand for the year ended December 31, 2024, as compared to $855 thousand for the year ended December 31, 2023, a decreased cash inflows of $704 thousand. The decrease is primarily related to a decrease in cash inflows of $1,068 thousand from property, plant and equipment disposal, an increase in cash inflows of $169 thousand from short-term financial instruments disposal and a decrease in cash outflows of $116 thousand from acquisition of short-term financial instruments and a decrease in cash outflows of $79 thousand from acquisition of property, plant and equipment.

Net Cash Provided by Financing Activities

Cash flows provided by financing activities were $483 thousand for the year ended December 31, 2024, as compared to $680 thousand for the year ended December 31, 2023, a decrease of $197 thousand. The decrease is primarily related to a decrease in cash inflows of $766 thousand from convertible debt, a decrease in cash inflows of $536 thousand from long-term borrowings, an increase in cash inflows of $584 thousand from short- term borrowings and a decrease in cash outflows of $377 thousand from long-term borrowings.

Debt

Redeemable Convertible Preferred Stock

On April 14, 2025, Convertible bonds were converted into 1,666 shares of RCPS upon the exercise of conversion rights by the holder, Korea SMEs and Startups Agency. The redeemable convertible preferred stock bears a fixed interest rate of 3% per annum and matures in 2035. As part of the issuance terms, the conversion ratio of the redeemable convertible preferred stock is subject to adjustment upon the occurrence of certain events by refixing at 70 percent of the initial convertible price as a minimum level. Therefore, the Company classified the redeemable convertible preferred stock as a liability together with separating the conversion option.

Contractual Obligations

The following table presents a summary of our contractual obligations, including payments due by period, as of September 30, 2025:

($ in thousands)	2025	2026	2027	2028	2029	Thereafter	Total
Finance lease(1)	7	29	26	17	8	3	90
Debt obligations(2)	957	252	538	421	401	542	3,111
Total	964	281	564	438	409	545	3,201

(1)	Future lease payment obligations for operating and finance lease liabilities.
(2)	Short-term and long-term debt principal repayment obligations, $2,581 thousand to the banks and $530 thousand to the Company’s CEO and the others.

As of September 30, 2025, there have been no material changes to our contractual obligations and commitments since December 31, 2024.

Going Concern

These financial statements have been prepared in accordance with GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the

Company’s ability to continue as a going concern exists.

Primarily due to underperformance, the Company incurred losses of $888 thousand and net cash inflows from operations of $90 thousand for the nine months ended September 30, 2025. The Company incurred losses of $1,531 thousand and net cash outflows from operations of $735 thousand for the year ended December 31, 2024. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering other financing arrangements, and the restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact on our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

Our cash and cash equivalents primarily consist of cash on hand and short-term, highly liquid investments with original maturities of three months or less from the date of purchase and are mainly comprised of bank deposits. Our investments are exposed to market risk due to fluctuations in interest rates, which may affect our interest income and fair market value of our investments. However, due to the short-term nature of our investment portfolio, we do not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair value of our portfolio. We therefore do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates.

Off-Balance Sheet Arrangements

During the period presented, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The above discussion and analysis of our financial condition and results of operations is based upon our financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosures of contingent assets and liabilities. Our significant accounting policies are described in Note 1. Summary of Significant Accounting Policies of the accompanying financial statements of the Company included elsewhere in this proxy statement/prospectus. Critical accounting policies are those that we consider to be the most important in portraying our financial condition and results of operations and also require the greatest amount of judgments by management. Judgments or uncertainties regarding the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing the financial statements.

Allowance for Credit Losses

The allowance is estimated over the contractual term of the financial asset and adjusted for expected prepayments. The contractual term excludes any extensions, renewals, and modifications, unless the borrower has a contractual option that provides it with the unilateral ability to extend the maturity date. The Company does not have any off-balance-sheet credit exposures. Subsequent changes (favorable and unfavorable) in expected credit losses each period is recognized immediately in net income as a credit loss expense or a reversal of credit loss expense.

Revenue Recognition

The Company only has revenue from customers. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and the control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products.

This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer, and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

The Company’s primary source of revenue is product revenues of NdFeb powder for NdFeb magnets which are used in manufacturing of household appliances and cars. Contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract. Such contracts do not include a significant financing component. In addition, contracts typically do not contain variable consideration as the contracts include stated prices, as such, rebates or discounts are not provided. The Company provides an assurance type warranty on all of its products, which are not separate performance obligations and are outside the scope of ASC 606. There were no loss contingencies related to warranties recorded as of September 30, 2025 and December 31, 2024.

Estimating Fair Value of Redeemable Convertible Preferred Stock

The Company does not have a history of market price on the Company’s redeemable convertible preferred stock (the “RCPS”) because the Company is not publicly traded. As such, the fair value of the RCPS was determined using the Tsiveriotis-Fernandes model (the “T-F Model”).

The T-F Model separates convertible hybrid instruments into equity value and debt value. The risk-neutral probability is applied to the equity value, discounted at the risk-free interest rate, while the debt value is discounted at the risk interest rate reflecting the credit risk of the Company. The model calculates each value separately and measures the value of the hybrid financial product through the summation of these two values, known as the blended discount model. The T-F Model distinguishes discount rates that align with the expected future cash flows inherent in the option structure within complex financial instruments, which aligns with the characteristics of cash flows.

The following assumptions were used in determining the fair value of the RCPS as of September 30, 2025:

September 30, 2025
Risk-neutral probability	47.5%
Risk-free interest rate	3.2%
Risk interest rate reflecting the credit risk of the obligor	34.3%

Foreign Currency

The functional currency of the Company is the Korean Won. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions. Transaction gains and losses are included in Gain/Loss on foreign currency in the statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, which are included in the Effect of exchange rate changes on cash and cash equivalents in the statements of cash flows.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in Accumulated other comprehensive loss, a separate component of Stockholders’

deficit.

Recent Accounting Pronouncement

See Note 1.(22) to the audited annual financial statements for the years ended December 31, 2024 and 2023, which are incorporated by reference into this Current Report on Form 8-K, and Note 1.(5) to the unaudited interim condensed financial statements for the nine months ended September 30, 2025 and 2024, which are included in this Current Report on Form 8-K, for information regarding recently issued accounting pronouncements not yet adopted as of the respective statement of financial position dates.